Exhibit 10.1

Description of the $550 million Third Amended and Restated
Revolving Credit Agreement Extension

May 27, 2016

Pursuant to the terms of the $550 million Third Amended and Restated Revolving Credit Agreement, dated as of May 27, 2015, among CMS Energy Corporation, the financial institutions named therein and Barclays Bank PLC, as Agent, the parties have all agreed, effective May 27, 2016, to extend the Termination Date (as defined therein) for a period of one year to May 27, 2021.